Exhibit 99.1

Contact:    David P. Stockert

Post Properties, Inc.

(404) 846-5000

Post Properties Announces Donald C. Wood to Join Board of Directors

ATLANTA, May 31, 2011 – Post Properties, Inc. (NYSE: PPS), announced today that Donald C. Wood, age 50, President and CEO of Federal Realty Trust (NYSE: FRT), has been appointed to the Company’s Board of Directors.

Mr. Wood’s appointment as an independent director anticipates the retirement one year from now, under the Company’s mandatory retirement policy, of Douglas Crocker II. Mr. Crocker will continue to serve as Vice Chairman of the Board until the Company’s 2012 Annual Meeting.

Said David P. Stockert, President and CEO of Post Properties, “We are delighted to have Don Wood bring to our Board his considerable experience as a successful REIT-industry CEO. Although our two companies focus on different real estate product types, we have complimentary retail and residential mixed-use development skills. Our companies also have experience working together over the years at Pentagon Row™, a dynamic mixed-use project located in Arlington, Virginia, where Federal developed and owns the retail component and Post developed and owns the residential.”

Said Donald C. Wood, President and CEO of Federal Realty Trust, “I have admired Post’s commitment to product excellence ever since working together to develop Pentagon Row™ over a decade ago. I am honored to join the Post Board at a time that looks especially bright for high quality apartments in the U.S.”

About Post Properties

Post Properties, founded 40 years ago, is a leading developer and operator of upscale multifamily communities. The Company’s mission is delivering superior satisfaction and value to its residents, associates, and investors, with a vision of being the first choice in quality multifamily living. Operating as a real estate investment trust (“REIT”), the Company focuses on developing and managing Post® branded resort-style garden and high density urban apartments. Post Properties is headquartered in Atlanta, Georgia, and has operations in nine markets across the country.

Post Properties owns interests in 20,629 apartment units in 56 communities, including 1,747 apartment units in five communities held in unconsolidated entities and 766 apartment units in three communities currently under construction. The Company is also selling luxury for-sale condominium homes in two communities through a taxable REIT subsidiary.